Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected with all funds of the Trust voting together as a single class, as follows:

      					Votes 			Votes
      					For 			Withheld

Jameson A. Baxter 			351,082,065 		15,622,118
Charles B. Curtis 			351,042,753 		15,661,430
Myra R. Drucker 			351,151,144 		15,553,039
Charles E. Haldeman, Jr.		350,979,606 		15,724,577
John A. Hill 				351,040,950 		15,663,233
Ronald J. Jackson 			351,254,461 		15,449,722
Paul L. Joskow 				351,030,830 		15,673,353
Elizabeth T. Kennan 			350,906,062 		15,798,121
John H. Mullin, III 			350,923,813 		15,780,370
Robert E. Patterson 			351,083,286 		15,620,897
George Putnam, III 			350,862,830 		15,841,353
A.J.C. Smith* 				350,695,153 		16,009,030
W. Thomas Stephens 			351,105,688 		15,598,495
Richard B. Worley 			351,249,835 		15,454,348

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:


	Votes 		Votes
      	For 		Against 		Abstentions

	34,201,693 	2,604,575 		12,111,301

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	Votes 		Votes
     	For 		Against 		Abstentions

	34,282,935 	2,543,400 		12,091,234

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

      Votes 		Votes
      For		Against 		Abstentions
      35,540,168 	1,390,853 		11,986,548

A proposal to amend the funds fundamental investment restriction with respect to senior securities to clarify that permitted securities loans are not prohibited was approved as follows:

      Votes 		Votes
      For 		Against 		Abstentions
      34,835,879 	1,809,995 		12,271,695

January 10, 2005 meeting
A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated with all funds of the Trust voting together as a single class, as follows:

      Votes 		Votes
      For 		Against 		Abstentions
      257,778,273 	18,341,560 		97,931,583




* Mr. Smith resigned from the Board of Trustees on January 14,
2005.
All tabulations are rounded to nearest whole number.